Exhibit 4.27
Consulting and Services Agreement
Between
Shanghai CRIC Information Technology Co., Ltd.
(As Service Provider)
And
Shanghai Real Estate Sales (Group) Co., Ltd.
(As Service Recipient)
June 30, 2009

CONSULTING AND SERVICES AGREEMENT
This CONSULTING AND SERVICES AGREEMENT (this “Agreement”) is entered into on June 30, 2009 by and between:

Party A:	Shanghai CRIC Information Technology Co., Ltd.
	Registered address:	Room 308, Building A, Science and Technology Building, No.149 Yanchang Road, Zhabei District, Shanghai

Party B:	Shanghai Real Estate Sales (Group) Co., Ltd.
	Registered address:	Room 308, Building 1, No.1376 Jiangdong Road, Pudong New District, Shanghai
(In this Agreement, the above parties are referred to individually as a “Party” and collectively the “Parties”.)
WHEREAS:
1.	Party A is a limited liability company registered and validly existing in Shanghai, the PRC, which is mainly engaged in the research, development and operation of real estate information technology systems.

2.	To meet the demand of business operation, Party B intends to accept relevant information and consulting services from Party A in accordance with the terms and conditions of this Agreement, and Party A also intends to provide such information and consulting services.
THEREFORE, the Parties, through amicable negotiation, hereby agree as follows:
Article 1 Definitions
Unless otherwise specified in this Agreement, in this Agreement, the following terms shall have the meanings prescribed thereto below.
“Affiliate” means, with respect to Party B, an entity incorporated in the PRC under the PRC laws, which controls, is controlled by or is under common control with Party B, other than any entity controlled by CRIC Holdings Limited (a company incorporated under the laws of the Cayman Islands). The word “control” means the power to directly or indirectly direct the management and affairs of a person or entity, whether by ownership of voting equity interest or shares, contractual arrangements or otherwise.

“Term” has the meaning prescribed thereto in Article 7.1 hereof.

“Agency Projects” means (1) the housing sales agency projects of Party B or Party B’s Affiliates which have been launched into the market as of the execution date of this Agreement, as listed in Appendix 1 to this Agreement; and (2) the housing sales agency projects of Party B or Party B’s Affiliates to be launched into the market during the Term and as designated by Party B in writing.

“Regular Services” means the regular information and consulting services as listed in Appendix 2 to this Agreement, as amended from time to time pursuant to this Agreement.

“Special Services” has the meaning prescribed thereto in Article 3.1 hereof.

“Services” means the Regular Services and the Special Services.

“Regular Services Term” means (1) with respect to each Agency Project which has been launched into the market as of the execution date of this Agreement, the period from the execution date of this Agreement to the Closing Date of Regular Services; (2) with respect to each Agency Project to be launched into the market during the Term, the period from the later of the execution date of this Agreement and the 90th day prior to the date (Party B shall notify Party A of such date in advance) on which such Agency Project is launched into the market to the Closing Date of Regular Services.

“Closing Date of Regular Services” means, with respect to each Agency Project, the earlier of (1) the date on which the agency period of such Agency Project expires or is early terminated, (2) the date on which 100% of the housing for sales under such Agency Project are successfully sold out, and (3) the date on which the Term expires or is early terminated.

“PRC” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.
Article 2 Regular Services
2.1	Party A agrees to provide the Regular Services to Party B with respect to the Agency Projects during the Regular Services Term pursuant to the terms and conditions of this Agreement. If any Agency Project is a housing sales agency project of any Affiliate of Party B, Party B may instruct Party A to provide the Regular Services to such Affiliate of Party B for such Agency Project.

For any Agency Project to be launched into the market during the Term, the Parties shall, before Party A commences offering the Regular Services, clarify in writing the name and basic information (including the date on which such

Agency Project is to be launched into the market) of such Agency Project in the form of a memorandum.

2.2	In consideration of the Regular Services provided by Party A in accordance with Article 2.1, Party B shall pay service fees (the “Regular Service Fees”) to Party A in accordance with the following requirements.
(1)	With respect to each Agency Project which has been launched into the market as of the execution date of this Agreement, for the period from April 1, 2009 to the Closing Date of Regular Services of such Agency Project, Party B shall pay the Regular Service Fees for such Agency Project to Party A in the amount of RMB seventy thousand Yuan (RMB70,000) for each calendar quarter during the first year since April 1, 2009; after expiry of such first year, the amount of the Regular Service Fees payable for each calendar quarter shall be determined pursuant to paragraph (4) of Article 2.2 of this Agreement.

(2)	With respect to each Agency Project to be launched into the market during the Term, for the period from the date on which such Agency Project is launched into the market to the Closing Date of Regular Services of such Agency Project, Party B shall pay the Regular Service Fees for such Agency Project to Party A in the amount of RMB seventy thousand Yuan (RMB70,000) for each calendar quarter during the first year since April 1, 2009; after expiry of such first year, the amount of the Regular Service Fees payable for each calendar quarter shall be determined pursuant to paragraph (4) of Article 2.2 of this Agreement.

(3)	Notwithstanding the above provisions in this Article 2.2, if the date on which a Agency Project is launched into the market is not the first day of a calendar quarter, or if the Closing Date of Regular Services of a Agency Project is not the last day of a calendar quarter, for the calendar quarter covering the date on which such Agency Project is launched into the market or the Closing Date of Regular Services of such Agency Project, Party B shall still pay the Regular Service Fees to Party A in the amount of the applicable Regular Service Fees for a complete calendar quarter.

(4)	Within one month prior to the expiration of each year starting from April 1, 2009, the Parties shall consult and enter into a memorandum on the amount of the Regular Service Fees for each calendar quarter of the next year. The principle for the Parties to consult on the amount of the Regular Service Fees for each calendar quarter of the next year is that the amount of the Regular Service Fees for each calendar quarter of the next year shall range from 80% to 120% of the amount of the Regular Service

Fees for each calendar quarter of its preceding year.
2.3	The Regular Service Fees shall be paid as follows.

Party B shall pay the Regular Service Fees of each calendar quarter to Party A by the last day of that calendar quarter, provided that Party B shall pay the Regular Service Fees for the calendar quarter covering the Closing Date of Regular Services by the Closing Date of Regular Services.

2.4	After reaching agreement through consultation by the Parties, the Parties may enter into any supplemental agreement from time to time to amend the details of the Regular Services listed in Appendix 2 and accordingly adjust the calculation method of the Regular Service Fees under Article 2.2 and/or the payment method of the Regular Service Fees under Article 2.3.
Article 3 Special Services
3.1	Party A agrees to provide various customized information and consulting services (the “Special Services”) to Party B or its designated Affiliate based on Party B’s special requirement during the Term, pursuant to the terms and conditions of this Agreement.

3.2	If Party B needs Party A to provide the Special Services, it shall notify Party A of the specific requirement in writing during the Term. Once Party B requests Party A to provide the Special Services in writing, the Parties shall, as soon as possible, consult on the major terms for Party A to provide such Special Services, and Party B and/or the Affiliate of Party B receiving such Special Services shall enter into written agreement with Party A (the “Special Services Agreement”), including but not limited to the service contents, service team, service term, amount and payment of service fees, delivery of service products and title of the intellectual property rights and etc. Before the Parties enter into the Special Services Agreement on the major terms of offering such Special Services, Party A is not obligated to provide such Special Services.

3.3	If the personnel, equipment or other resources of Party A at that time can not satisfy party B’s requirement of the Special Services to be provided by Party A, or if the PRC laws or any agreement entered into by Party A restricts Party A to provide the Special Services as specifically required by Party B, Party A may reject Party B’s request, but it shall promptly notify Party B and explain the reasons.

3.4	The calculation standard and payment method of the service fees for the Special Services shall be performed pursuant to the Special Services

Agreement to be entered into at that time.
Article 4 Parties’ Agreements
4.1	Party A shall prepare various equipment and personnel as reasonably required to provide the Services, and shall purchase and install new equipment and employ new personnel as reasonably required by Party B, in order to enable Party A to provide Services of good quality to Party B or its Affiliate under this Agreement (other than those circumstances provided in Article 3.3).

4.2	To facilitate Party A to provide the Services, Party B shall provide Party A with the relevant materials necessary for offering the Services and as reasonably required by Party A, provided that Party B may not disclose to Party A such materials as the law or any agreement entered into by Party B restricts Party B to disclose or Party B deems inappropriate to disclose. Party B shall procure its Affiliate receiving Party A’s Services to comply with the provisions of this Article 4.2. If Party A is unable to provide the complete Services due to the failure of Party B or its Affiliate to disclose necessary materials, it shall not constitute Party A’s breach of this Agreement.

4.3	Party B shall pay the Regular Service Fees to Party A in a timely manner and in full in accordance with this Agreement.

4.4	If, during the period that Party A licenses Party B and/or its Affiliates to use the “CRIC2009 China Real Estate Decision Making and Consulting System” (including its updated versions, the “CRIC System”) pursuant to this Agreement, Party A is not able to ensure the normal use of the CRIC System, the period for Party B and/or its Affiliates to use the CRIC System shall be extended for the number of days on which the CRIC System can not be normally used on a cumulative basis.

4.5	Party A shall use reasonable commercial efforts to update the CRIC System in a timely manner and to ensure the genuineness and accuracy of the information provided in the CRIC System.
Article 5 Intellectual Property Rights
5.1	Unless otherwise provided by this Agreement or the Special Services Agreement or otherwise agreed by the Parties, the intellectual property rights in the working products originally owned by Party A and created by Party A during offering of the Services should be vested in Party A. Party B and its Affiliates only have the use right as expressly provided under this Agreement or the Special Services Agreement with respect to the information provided by Party A and the software (including the CRIC System) licensed to Party B and its Affiliates during offering of the Services.

5.2	Unless otherwise provided by this Agreement or the Special Services Agreement or otherwise agreed by the Parties, Party B agrees that (1) Party B can only use the Services contents and working products offered by Party A to Party B by providing the same to its employees for their use for reference in research for the purpose of operating Party B’s major business, and (2) Party B shall ensure its designated Affiliate to only use the Services contents and working products offered by Party A to such Affiliate pursuant to this Agreement by providing the same to its employees for their use for reference in research for the purpose of operating its major business .

5.3	Each Party respectively undertakes to the other Party to indemnify the other Party against any and all economic losses incurred by the other Party due to any of its infringement upon others’ intellectual property rights (including but not limited to copyright, trademark, patent and know-how).
Article 6 Representations and Warranties
6.1	Each Party represents and warrants to the other Party that:
(1)	it is a limited liability company lawfully incorporated and validly existing under the PRC laws, having independent legal person status;

(2)	it has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may be an independent party to a lawsuit;

(3)	it has full internal corporate power and authorization to execute and deliver this Agreement and all other documents related to the transaction contemplated by this Agreement and to be executed by it; it has full power and authorization to consummate the transaction contemplated by this Agreement;

(4)	this Agreement is lawfully and duly executed and delivered by it; this Agreement constitutes its lawful and binding obligations, enforceable against it according to the terms of this Agreement;

(5)	its execution, delivery and performance of this Agreement do not (i) violate its articles of association or any other constitutional documents, (ii) conflict with any agreement or contract or other document to which it is a party or its property is subject, or (iii) violate or conflict with any applicable law.

6.2	Party A represents and warrants to Party B that Party A’s offering of the Services to Party B and/or its Affiliates pursuant to this Agreement and the Services contents provided by Party A do not conflict with or infringe any intellectual property right or any other proprietary right of any third party.
Article 7 Term
7.1	This Agreement shall come into effect upon due execution by the Parties. Unless this Agreement is terminated pursuant to the express provisions of this Agreement or as agreed by the Parties in writing, the valid term of this Agreement shall be ten (10) years (the “Term”), commencing from April 1, 2009. At least one (1) month before the expiration of the Term, the Parties shall consult on the extension of the Term.

7.2	The Parties shall complete the approval and registration formalities to extend the business term three (3) months before the expiration of their respective business term, so as to enable the Term to continue.

7.3	Within one (1) year after termination of this Agreement, the Parties shall still comply with the obligations under Article 8 of this Agreement.

7.4	Upon termination of this Agreement, Party B shall immediately, and shall procure its Affiliates (if applicable) to immediately, delete, destroy or return to Party A all of the CRIC System and the documents related to the CRIC System provided by Party A, including but not limited to the system and the specifications of the system, the instruction manual and etc., and shall not keep any copy thereof.
Article 8 Confidentiality
8.1	Regardless of whether this Agreement is terminated or not, each Party shall keep strictly confidential all the business secrets, proprietary information, customer information and all other information of a confidential nature about the other Party known by it during the execution and performance of this Agreement (collectively, the “Confidential Information”). Unless a prior written consent is obtained from the Party disclosing the Confidential Information (the “Disclosing Party”) or unless it is required to be disclosed to third parties according to the stipulation of relevant laws and regulations or the requirement of the place where its affiliate is listed on a stock exchange, the Party receiving the Confidential Information (the “Receiving Party”) shall not disclose to any third party any Confidential Information. The Receiving Party shall not use any Confidential Information other than for the purpose of performing this Agreement.

8.2	The following information shall not be deemed part of the Confidential Information:
(a)	any information that has been lawfully acquired by the receiving Party in advance, the evidence of which is substantiated in writing;

(b)	any information entering the public domain not attributable to the fault of the Party receiving the information; or

(c)	any information lawfully acquired by the Party receiving the information through other sources after its receipt of such information.
8.3	For purpose of performing this Agreement, the Receiving Party may disclose the Confidential Information to its relevant employees, agents or professionals retained by it. However, the Receiving Party shall ensure that the aforesaid persons shall be bound by the relevant terms and conditions of this Article 8. In addition, the Receiving Party shall be responsible for any liability incurred as a result of such persons’ breach of the relevant terms and conditions of this Article 8.

8.4	Party B shall ensure that its Affiliates receiving Party A’s Services shall comply with the provisions of this Article 8 and shall assume liability for breach of contract due to such Affiliate’s breach of the provisions of this Article 8 as if Party B breached such provisions.
Article 9 Notices
9.1	Any notice, request, demand and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant Party.

9.2	If any of such notice or other correspondences is transmitted by facsimile or telex, it shall be treated as delivered immediately upon transmission; if delivered in person, it shall be treated as delivered at the time of delivery; if posted by mail, it shall be treated as delivered five (5) days after posting.
Article 10 Defaulting Liability
10.1	The Parties agree and confirm that, if any Party (the “Defaulting Party”) substantially violates any agreement herein or substantially fails to perform or delays performance of any of the obligations hereunder, such violation, failure or delay shall constitute a default under this Agreement. The non-defaulting Party shall have the right to request the Defaulting Party to rectify or take remedial actions within a reasonable period. If the Defaulting Party fails to rectify or take remedial actions within such reasonable period or within fifteen (15) days after the non-defaulting Party notifies the Defaulting Party in writing requiring rectification, then the non-defaulting Party is entitled to decide at its own discretion to:
(1)	terminate this Agreement and require the Defaulting Party to indemnify all of its damages; or

(2)	request the Defaulting Party to perform its obligations under this Agreement and require the Defaulting Party to indemnify all of its damages.
10.2	Notwithstanding any other provision herein, the effect of this Article 10 shall not be affected by the termination of this Agreement.
Article 11 Force Majeure
If the performance by one Party of this Agreement is directly affected or if one Party cannot perform this Agreement in accordance with the agreed conditions due to any unforeseeable force majeure event or an force majeure event whose consequences cannot be prevented or avoided, including earthquakes, typhoons, floods, fires, wars, computer viruses, design loopholes in software tools, hacker attacks on the Internet, changes to policies or laws, etc, the affected Party shall immediately give a notice by fax to the other Party and shall within fifteen (15) days provide the other Party with supporting documents issued by the relevant government authorities describing the details of the force majeure event and the reason why this Agreement cannot be performed or why the performance needs to be postponed. If the force majeure event lasts more than thirty (30) days, the Parties hereto shall negotiate amicably and as soon as possible determine whether or not part of this Agreement shall be released from performance or whether or not the performance of this Agreement shall be postponed, depending on the degree of impact of this force majeure event on the performance of this Agreement. Each Party shall not be held liable for any economic losses of the other Party caused by such Party’s failure to perform this Agreement completely due to a force majeure event.
Article 12 Miscellaneous
12.1	This Agreement is written in Chinese and executed in two (2) originals, with one (1) original to be retained by each Party hereto.

12.2	The execution, effectiveness, performance, revision, interpretation and termination of this Agreement shall be governed by the laws of the PRC.

12.3	Any dispute arising out of and in connection with this Agreement shall be resolved through consultations among the Parties. In case the Parties fail to reach agreement within thirty (30) days after the dispute arises, such dispute shall be submitted to Shanghai Sub-Commission of China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with such Commission’s then-effective arbitration rules, and the arbitration award shall be final and binding on the Parties.

12.4	None of the rights, powers or remedies granted to any Party by any provision herein shall preclude any other rights, powers or remedies available to such Party at law and under the other provisions of this Agreement. In addition, the exercising by one Party of any of its rights, powers and remedies shall not exclude such Party from exercising any of its other rights, powers and remedies.

12.5	No failure or delay by a Party in exercising any rights, powers and remedies available to it hereunder or at law (hereinafter, the “Party’s Rights”) shall result in a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights shall exclude such Party from exercising such rights in any other way and exercising the other Party’s Rights.

12.6	Each provision contained herein shall be severable and independent from each of the other provisions. If any one or more provisions herein become(s) invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions herein shall not be affected as a result thereof.

12.7	Any amendment or supplement hereto shall be made in writing and shall become effective only upon due execution by the Parties hereto.

12.8	Without the prior written consent of the other Party, each Party shall not transfer any of its rights and/or obligations hereunder to any third party.

12.9	This Agreement shall be binding on the legal successors of the Parties.

12.10	The headings herein are used for reference only, and in no event shall such headings be used for or affect the interpretation of the provisions hereof.

12.11	Each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement. Each Party shall be responsible for all taxes payable by it under applicable laws incurred from the execution, performance and consummation of transactions as contemplated hereby.
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[EXECUTION PAGE]
IN WITNESS WHEREOF, this CONSULTING AND SERVICES AGREEMENT is executed by the following Parties on the date first written above.
Shanghai CRIC Information Technology Co., Ltd.
(Company Seal)

Signature:	/seal/
Name:
Title:
Shanghai Real Estate Sales (Group) Co., Ltd.
(Company Seal)

Signature:	/seal/
Name:
Title:

APPENDIX 1
Housing Sales Agency Projects Already Launched Into the Market as of the Execution Date of This Agreement

City	No.	Project	City	No.	Project
Beijing	1		Zhengzhou	36
Beijing	2		Zhengzhou	37
Beijing	3		Zhengzhou	38
Beijing	4		Zhengzhou	39
Beijing	5		Wuhan	40
Beijing	6		Wuhan	41
Beijing	7		Wuhan	42
Beijing	8		Wuhan	43
Shenyang	9		Wuhan	44
Shenyang	10		Wuhan	45
Shenyang	11		Wuhan	46
Shenyang	12		Wuhan	47
Shenyang	13		Wuhan	48
Shenyang	14		Wuhan	49
Shenyang	15		Wuhan	50
Tianjin	16		Wuhan	51
Tianjin	17		Wuhan	52
Tianjin	18		Nanchang	53
Tianjin	19		Nanchang	54
Tianjin	20		Nanchang	55
Tianjin	21		Nanchang	56
Tianjin	22		Nanchang	57
Tianjin	23		Nanchang	58
Tianjin	24		Nanchang	59
Jinan	25		Changsha	60
Jinan	26		Changsha	61
Jinan	27		Changsha	62
Jinan	28		Changsha	63
Jinan	29		Changsha	64
Jinan	30		Changsha	65
Qingdao	31		Changsha	66
Qingdao	32		Changsha	67
Zhengzhou	33		Xi’an	68
Zhengzhou	34		Xi’an	69
Zhengzhou	35		Xi’an	70

City	No.	Project	City	No.	Project
Xi’an	71		Hefei	112
Xi’an	72		Hefei	113
Xi’an	73		Nanjing	114
Xi’an	74		Nanjing	115
Xi’an	75		Xuzhou	116
Chengdu	76		Xuzhou	117
Chengdu	77		Xuzhou	118
Chengdu	78		Xuzhou	119
Chongqing	79		Shanghai	120
Chongqing	80		Shanghai	121
Chongqing	81		Shanghai	122
Chongqing	82		Shanghai	123
Chongqing	83		Shanghai	124
Hangzhou	84		Shanghai	125
Hangzhou	85		Shanghai	126
Hangzhou	86		Shanghai	127
Hangzhou	87		Shanghai	128
Hangzhou	88		Shanghai	129
Hangzhou	89		Shanghai	130
Hangzhou	90		Shanghai	131
Hangzhou	91		Shanghai	132
Changzhou	92		Shanghai	133
Changzhou	93		Shanghai	134
Changzhou	94		Shanghai	135
Changzhou	95		Shanghai	136
Changzhou	96		Shanghai	137
Wuxi	97		Shanghai	138
Wuxi	98		Shanghai	139
Wuxi	99		Shanghai	140
Wuxi	100		Shanghai	141
Suzhou	101		Shanghai	142
Suzhou	102		Shanghai	143
Suzhou	103		Shanghai	144
Suzhou	104		Shanghai	145
Suzhou	105		Shanghai	146
Suzhou	106		Shanghai	147
Yangzhou	107		Shanghai	148
Yangzhou	108		Shanghai	149
Yangzhou	109		Shanghai	150
Yangzhou	110		Shanghai	151
Hefei	111		Shanghai	152

City	No.	Project	City	No.	Project
Shanghai	153		Fuzhou	159
Shanghai	154		Fuzhou	160
Shanghai	155		Fuzhou	161
Shanghai	156		Fuzhou	162
Shanghai	157		Guangzhou	163
Shanghai	158		In Total	163

APPENDIX 2
Regular Services: CRIC System and contents of CRIC System Market Consulting Services
1.	CRIC urban real estate database system (including project database) services:

●	To install the system for the cities where Party A has completed the development of the CRIC System;

●	To keep the information in the installed real estate database updated.

2.	Project dynamic market analysis by using CRIC monitoring system (project and market):

●	City’s overall economic conditions, real estate development status and macro-market analysis;

●	Regional market analysis, competitive market analysis.

3.	Consulting services to be provided by Party A based on Party B’s requirements confirmed in writing in the form of written documents, conversation and others.